Registration No. 333-______

As filed with the Securities and Exchange Commission on September 15, 2005

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BABYUNIVERSE, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0797093
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5601 N.W. 9th Avenue, Suite 104	33309
Fort Lauderdale, Florida	(zip code)

BABYUNIVERSE 2005 STOCK INCENTIVE PLAN
(Full title of plan)

John C. Textor
Stuart Goffman
5601 N.W. 9th Avenue, Suite 104
Fort Lauderdale, Florida  33309
 (Name, address and telephone number, including area code, of agent for service)

Copies of all communications to:

Bradley D. Houser
Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, Florida  33131
Telephone: (305) 374-5600

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.001 pr share	569,704	(3)	$9.125	$5,198,549	$611.87

(1)

Pursuant to Rule 416(a), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2)

This calculation is made solely for the purpose of determining the  registration fee pursuant to the provision of Rule 457(h) under the Securities Act in the case of shares of common stock of BabyUniverse, Inc. par value $0.001 per share (“common  stock”) which may be purchased upon the exercise of options that have not yet been granted and the option price of which is therefore unknown.  The fee is calculated on the basis of the average of the high and low price per share of common stock on the American Stock Exchange as of September 7, 2005.

(3)

Consists of 465,456 shares of common stock issuable under the BabyUniverse 2005 Stock Incentive Plan and 104,248 shares of common stock issuable pursuant to outstanding stock options granted outside of the BabyUniverse 2005 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the BabyUniverse 2005 Stock Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

          We hereby incorporate by reference into this Registration Statement the following documents or portions thereof as indicated which we have filed with Commission:

(a)	our Final Prospectus dated August 2, 2005, which was filed with the SEC on August 3, 2005 pursuant to Rule 424(b) under the Securities Act;

(b)	our Current Report on Form 8-K dated August 29, 2005, which was filed with the Commission on August 31, 2005;

(c)	our Quarterly Report on Form 10-Q for the quarter end June 30, 2005, which was filed with the Commission on September 9, 2005;

(d)

the description of our common stock contained in our Registration Statement on Form S-1 filed with the Commission on April 27, 2005, including any amendments or reports filed for the purpose of updating the description.

          In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than information furnished pursuant to Item 9 or Item 12 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

          Not applicable.  The class of securities to be offered is registered under Section 12(b) of the Exchange Act.

Item 5.     Interests of Named Experts and Counsel.

          Not applicable.

Item 6.     Indemnification of Directors and Officers.

          Our Amended and Restated Articles of Incorporation provide for the indemnification of directors and officers.  The general effect of these provisions is to indemnify to the fullest extent provided, authorized, allowed or not prohibited by the Florida Business Corporation Act (the “FBCA”), any director or officer against any liability arising from any action or suit in which he is involved by the reason of the fact that he is or was a director or officer.  Advances against expenses may be made and the indemnity coverage provided thereunder includes liabilities under the federal securities laws as well as in other contexts.  Generally, the FBCA permits indemnification of a director of officer upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.     Exemption From Registration Claimed.

          Not applicable.

Item 8.     Exhibits.

Exhibit No.	Description of Exhibits

5.1	Opinion of Akerman Senterfitt regarding the common stock being registered
23.1	Consent of Independent Certified Public Accountants, Lieberman & Associates, P.A.
23.2	Consent of Akerman Senterfitt, included in Exhibit 5.1
24.1	Powers of attorney executed by certain officers and directors of the Registrant (included on signature page)

Item 9.         Undertakings.

(a)                The undersigned registrant hereby undertakes:

                     (1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

             (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                    (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida on this 15th day of September, 2005.

/s/ John C. Textor

John C. Textor Chief Executive Officer

          KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonathan Teaford and Robert Brown as such person’s true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ John C. Textor	Chief Executive Officer, Chairman of	September 15, 2005
the Board (principal executive officer)
John C. Textor

/s/ Stuart Goffman	Chief Operating Officer and Director	September 15, 2005

Stuart Goffman

/s/ Robert Brown	Chief Financial Officer (principal	September 15, 2005
financial and accounting officer)
Robert Brown

/s/ Jonathan Teaford	Executive Vice President and Director	September 15, 2005

Jonathan Teaford

/s/ Curtis S. Gimson	Director	September 15, 2005

Curtis S. Gimson

/s/ Bethel Gottlieb	Director	September 15, 2005

Bethel Gottlieb

/s/ John Nichols	Director	September 15, 2005

John Nichols

/s/ Carl Stork	Director	September 15, 2005

Carl Stork

INDEX OF ATTACHED EXHIBITS

Exhibit No.	Description of Exhibits

5.1	Opinion of Akerman Senterfitt regarding the common stock being registered
23.1	Consent of Independent Certified Public Accountants, Lieberman & Associates, P.A.